Exhibit 99.1

Global Wide Publication Ltd. executes merger agreement and sets effective date for completion of merger

Thursday June 16, 9:30 AM EDT

SANTA ROSA, CA, June 16, 2005 Global Wide Publication Ltd. ("GW") (GWPL), a Northern California-based publishing company that specializes in the publication and distribution of an ethnic weekly newspaper, announced today that it has executed a definitive agreement to complete a merger (the "Merger") with ViaSpace Technologies LLC ("ViaSpace LLC"), a well-respected and established technology company that develops hardware and software products that solve today's complex problems. The announcement was made today by Mr. Grant Miller, President and CEO of Global Wide Publication Ltd.

The shareholders of GW and the membership interest holders (the "Members") of ViaSpace LLC have each voted significantly in favour of the Merger. The Boards of Directors of each of the merging entities have now approved this transaction and the associated agreements, and the effective date (the "Effective Date") for completion has been tentatively set for June 22, 2005.

On the Effective Date:

          a)           GW, as the surviving entity, will change its name to VIASPACE, Inc. (the new company name is written in all caps) ("VIASPACE");

          b)           The Company has authorized a 5 for 1 split, which will become effective next week before the closing.

          c)           the Members will be issued an aggregate of 226,800,000 post-split shares of GW common stock in consideration for their membership interests of ViaSpace LLC. A total of 54,000,000 post-split shares of GW common stock will continue to be held by the pre-existing GW shareholders;

          d)           the authorized capital of VIASPACE will be 400,000,000 shares of common stock ($0.001 par value) and 5,000,000 shares of preferred stock ($0.001 par value); and

          e)           the existing directors and officers of GW will resign and will be replaced by Dr. Carl Kukkonen (who will also become the Chief Executive Officer, and President, Secretary and Treasurer) and Mr. Amjad Abdallat (who will also become Vice-President and Chief Operating Officer). Messrs. Kukkonen and Abdallat are presently the key officers and managing directors of ViaSpace LLC.

About ViaSpace LLC

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ViaSpace Technologies LLC is a technology company that develops hardware and software products that solve some of today's more complex problems. The company benefits from strategic relationships with numerous technology centers, research centers, and universities throughout the US.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Global Wide Publication Ltd. has little or no control.

ON BEHALF OF THE BOARD

Grant Miller, President - CEO

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Global-Wide Publication Ltd.

For Further Information: Grant Miller, President

          Phone: (707) 575-4027

          Fax: (707) 545-6776

          e-mail: RomaEquities@aol.com